Exhibit 99.1

Nektar Therapeutics Reports Fourth Quarter and Year-End 2023 Financial Results

SAN FRANCISCO, March 4, 2024 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the fourth quarter and full year ended December 31, 2023.

Cash and investments in marketable securities at December 31, 2023, were $329.4 million as compared to $505.0 million at December 31, 2022. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the third quarter of 2026.

“We believe that the progress that we have made in the past nine months puts Nektar in a strong position to advance our highly promising immunology and inflammation pipeline programs,” said Howard W. Robin, President and CEO of Nektar. “We are looking forward to multiple potential value-creating data readouts for REZPEG in the first half of 2025 in both atopic dermatitis and alopecia areata. As we build our pipeline in immunology, we are also conducting IND-enabling studies for NKTR-0165, our novel agonist antibody targeting TNFR2.”

Summary of Financial Results

Revenue in the fourth quarter of 2023 was $23.9 million as compared to $22.0 million in the fourth quarter of 2022. Revenue for the year ended December 31, 2023 was $90.1 million as compared to $92.1 million in 2022.

Total operating costs and expenses in the fourth quarter of 2023 were $57.4 million as compared to $74.5 million in the fourth quarter of 2022. Total operating costs and expenses for the full year 2023 were $353.8 million as compared to $468.2 million in 2022. Operating costs and expenses for both the fourth quarter and the full year 2023 decreased as compared to 2022 primarily due to decreases in research and development expenses, general and administrative expense and restructuring, impairment and costs of terminated program, partially offset by $76.5 million in non-cash goodwill impairment recorded in the first quarter of 2023.

R&D expense in the fourth quarter of 2023 was $29.9 million as compared to $34.7 million for the fourth quarter of 2022. R&D expense for the year ended December 31, 2023 was $114.2 million as compared to $218.3 million in 2022. R&D expense decreased for full year 2023 primarily due to the wind down of the bempegaldesleukin program.

G&A expense was $17.3 million in the fourth quarter of 2023 and $21.9 million in the fourth quarter of 2022. G&A expense for the full year 2023 was $77.4 million as compared to $92.3 million in 2022. G&A expense decreased for the full year 2023 primarily due to the wind down of the bempegaldesleukin program.

Restructuring, impairment and other costs of the terminated program were $2.9 million in the fourth quarter of 2023 and $52.0 million in the full year 2023, as compared to $11.6 million in the fourth quarter of 2022 and $135.9 million in the full year 2022. The full year 2023 amount includes $7.9 million in severance expense, $35.3 million in non-cash lease impairment charges, $5.5 million for clinical trial and related employee compensation costs for the wind down of the bempegaldesleukin program, and $3.3 million in other restructuring costs. The full year 2022 amount includes $30.9 million in severance expense, $65.8 million in non-cash lease impairment charges, $31.7 million for clinical trial and related employee compensation costs for the wind down of the bempegaldesleukin program, as well as $7.5 million in other restructuring costs.

Net loss for the fourth quarter of 2023 was $42.1 million or $0.22 basic and diluted loss per share as compared to a net loss of $59.7 million or $0.32 basic and diluted loss per share in the fourth quarter of 2022. Net loss for the year ended December 31, 2023 was $276.1 million or $1.45 basic and diluted loss per share as compared to a net loss of $368.2 million or $1.97 basic and diluted loss per share in 2022. Excluding the $111.8 million in non-cash goodwill and other impairment charges, net loss, on a non-GAAP basis, for the full year 2023 was $164.3 million or $0.86 basic and diluted loss per share.

2023 and Recent Business Highlights

●	In March 2024, we entered into a securities purchase agreement with TCG Crossover Fund, an institutional accredited investor, to sell securities in a private placement financing for gross proceeds of approximately $30 million, before deducting expenses.

●	In December 2023, Nektar’s collaborators from the Cairo Laboratory at New York Medical College presented preclinical data on NKTR-255 in combination with obinutuzumab at the 65th American Society of Hematology (ASH) Annual Meeting. NKTR-255 significantly enhanced the cytotoxicity of expanded Natural Killer (NK) cells when combined with obinutuzumab against rituximab-resistant Burkitt lymphoma (BL) cells in vitro and significantly improved the survival of mice xenografted with Raji-4RH compared to controls.

●	In October 2023, Nektar initiated a Phase 2b study of rezpegaldesleukin in patients with moderate-to-severe atopic dermatitis. The Company expects initial data from the study in the first half of 2025.

●	In October 2023, Nektar presented data from the Phase 1b study of rezpegaldesleukin in patients with atopic dermatitis (AD) in an oral session at the 2023 European Academy of Dermatology and Venereology (EADV) Congress. Patients with moderate-to-severe AD that were treated with rezpegaldesleukin showed dose-dependent improvements in Eczema Area and Severity Index (EASI), Validated Investigator Global Assessment (vIGA), Body Surface Area (BSA), and Itch Numeric Rating Scale (NRS) over 12 weeks of treatment compared to placebo, which were sustained post-treatment over an additional 36 weeks.

●	In September 2023, Nektar announced a clinical study collaboration with AbelZeta Pharma, Inc. (formerly Cellular Biomedicine Group Inc.) to evaluate NKTR-255 in combination with C-TIL051 in advanced non-small cell lung cancer (NSCLC) patients that are relapsed or refractory to anti-PD-1 therapy. Under the collaboration, AbelZeta will add NKTR-255 to its ongoing Phase 1 clinical trial being conducted at Duke Cancer Institute. Enrollment for this trial is ongoing.

●	In August 2023, Nektar announced promising new and corrected rezpegaldesleukin efficacy data which were previously reported in 2022 and inaccurately calculated by former collaborator Eli Lilly and Company. Nektar regained the full rights to rezpegaldesleukin from Eli Lilly in April 2023.

●	In April 2023, Nektar announced a strategic reprioritization and cost restructuring plan in order to enable a new focus of its pipeline on immunology and inflammation programs.

Conference Call to Discuss Fourth Quarter and Year-End 2023 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, March 4, 2024.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through April 5, 2024.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a biotechnology company with a robust, wholly owned R&D pipeline of investigational medicines in immunology and oncology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “expect,” “believe,” “design,” “plan,” “will,” “develop,” “advance” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin and NKTR-0165, and expectations for how long our cash and marketable securities will support our development activities and operations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin and NKTR-0165 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin and NKTR-0165 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) NKTR-0165 is in preclinical development and rezpegaldesleukin is in clinical development, and the risk of failure is high for drug candidates at this stage of development and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our prior corporate restructuring and reorganization plans and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

(628) 895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2023	December 31, 2022 (1)
ASSETS
Current assets:
Cash and cash equivalents	$35,277	$88,227
Short-term investments	268,339	416,750
Accounts receivable	1,205	5,981
Inventory	16,101	19,202
Other current assets	9,779	15,808
Total current assets	330,701	545,968

Long-term investments	25,825	-
Property, plant and equipment, net	18,856	32,451
Operating lease right-of-use assets	18,007	53,435
Goodwill	-	76,501
Other assets	4,644	2,245
Total assets	$398,033	$710,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	9,848	12,980
Accrued expenses	22,162	36,557
Operating lease liabilities, current portion	19,259	18,667
Total current liabilities	51,269	68,204

Operating lease liabilities, less current portion	98,517	112,829
Liabilities related to the sales of future royalties, net	112,625	155,378
Other long-term liabilities	4,635	7,551
Total liabilities	267,046	343,962

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,608,137	3,574,719
Accumulated other comprehensive income (loss)	80	(6,907)
Accumulated deficit	(3,477,249)	(3,201,193)
Total stockholders’ equity	130,987	366,638
Total liabilities and stockholders’ equity	$398,033	$710,600

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Revenue:
Product sales	$5,483	$4,379	$20,681	$20,348
Non-cash royalty revenue related to the sales of future royalties	18,061	17,627	68,921	69,794
License, collaboration and other revenue	341	17	520	1,913
Total revenue	23,885	22,023	90,122	92,055

Operating costs and expenses:
Cost of goods sold	7,283	6,233	33,768	21,635
Research and development	29,942	34,740	114,162	218,323
General and administrative	17,320	21,939	77,417	92,333
Restructuring, impairment and costs of terminated program	2,851	11,580	51,958	135,930
Impairment of goodwill			76,501	-
Total operating costs and expenses	57,396	74,492	353,806	468,221

Loss from operations	(33,511)	(52,469)	(263,684)	(376,166)

Non-operating income (expense):
Change in fair value of development derivative liability	-	-	-	33,427
Non-cash interest expense on liabilities related to the sales of future royalties	(6,867)	(7,201)	(25,334)	(28,911)
Interest income	4,617	3,346	19,009	6,783
Other income (expense), net	(6,347)	(220)	(6,247)	(116)
Total non-operating income (expense), net	(8,597)	(4,075)	(12,572)	11,183

Loss before provision for income taxes	(42,108)	(56,544)	(276,256)	(364,983)

Provision (benefit) for income taxes	(29)	3,144	(200)	3,215
Net loss	$(42,079)	$(59,688)	$(276,056)	$(368,198)

Basic and diluted net loss per share	$(0.22)	$(0.32)	$(1.45)	$(1.97)

Weighted average shares outstanding used in computing basic and diluted net loss per share	191,040	188,237	190,001	187,138

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